Exhibit 99.1

THE JOHNSON & JOHNSON
RETIREMENT SAVINGS PLAN

Effective March 1, 1990

1

THE JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN

C O N T E N T S

Article		Page
I	Definitions and Construction	1
II	Participation	5
III	Contributions and Credits to Accounts of Members	10
IV	Benefits on Severance from Service	22
V	Withdrawals	24
VI	Death Benefits	27
VII	Administration	31
VII	Financing	35
IX	Responsibilities and Laws	36
X	Amendment and Discontinuance of Plan	43
EXHIBIT A	Adopting Employers
EXHIBIT B	Acceptable Reasons for Hardship Withdrawals

2

CONTENTS
(continued)

Subject	Paragraph Number	Page
Approved Absences
Military	2.6	9
Personal Leave
Short-term disability

Assets of Plan
Investment of	3.7, 9.1	18, 36

Base Salary	1.1	1

Contributions
Change in rate of	3.6	15
Description of	3.1, 3.3	10, 13
Employers Matching	3.5	15
Pre-tax	3.1	10
Limitations on amount of contribution	3.2	10
Rollover	3.4	13

Death Benefits
Surviving Spouse	6.1	27
Order of payment when no surviving spouse	6.1	28
Form of payment	6.2	29

Eligibility
Definition of eligible employee	2.1	5
Hours of service	2.4	8
Severance from service	2.5	9

Fiduciary
Funding agents	8.1	35
Funding policy	9.1	36
Protection of funds	9.4	41

Payments to Members
Cash	7.5	33
Shares	7.5	33
Voting of shares	7.6	33

3

CONTENTS
(continued)

Subject	Paragraph Number	Page
Payment of Benefits
Annual installments	4.1	22
Deferral of payment (at least $3,500)	4.1	22

Plan Year	1.1	3

Trustee
Definition of	9.1	36
Removal of	9.1	36

Withdrawals
Hardship withdrawals	5.4	26
Order of withdrawal of money from account	5.4	26
Post-tax contributions	5.2	24
Rollover contributions	5.3	24

4

ARTICLE I. DEFINITIONS AND CONSTRUCTION

1.1    Definitions. Whenever used in this Plan:

"Account Balance" means, for each Member, the tota1 balance standing to his accounts under the Plan at the date of reference, determined in accordance with the valuation procedures described in Section 3.7.

"Base Salary” includes:

o     straight time pay for regular work week
o     Pre-tax Contributions under this Plan.

but excludes:

o     salesmen's commissions and other specified forms of incentive compensation
o     incentive or piecework earnings
o     premiums for overtime, shift, Saturday and Sunday (6th and 7th workday) or holiday work
o     arbitrary bonuses
o     the value of gifts
o     management incentive bonuses
o     certificates of extra compensation
o     any other form of extraordinary compensation.

“Covered Employees” means employees of a Participating Employer who are regular full-time salaried employees, parttime salaried employees, regular full-time hourly employees, or part-time hourly employees, as determined by the Participating Employer's personnel practices and policies, who are employed exclusively in Puerto Rico in a location designated by the Pension Committee in Exhibit A. International Service Employees are not considered Covered Employees.

“Eligible Employee” means a Covered Employee on or after he satisfies the applicable eligibility requirement under Section 2.1 of the Plan.

“Employee Contributions” means Pre-tax Contributions, Posttax Contributions, and Rollover Contributions.

“Employer” means Johnson & Johnson and its wholly-owned subsidiaries worldwide.

“Employer Matching Contributions” means, for each Member, contributions made on his behalf by the Participating Employer as provided in Section 3.5.

“Employer Matching Contributions Account” means, for each Member, any account established for the portion of his Account Balance attributable to Employer Matching Contributions.

“Fund” means the assets accumulated and held in trust by the Trustee for purposes of the Plan.

“Member” means an Eligible Employee, a former Eligible Employee, an Alternate Payee or the spouse of a deceased Eligible Employee who has an Account Balance under the Plan.

“Participating Employer” means certain Johnson & Johnson subsidiaries and designated affiliated companies located in Puerto Rico who have adopted this Plan (see Exhibit A).

“Pre-tax Contributions” means for each Member, the contributions described in Paragraphs 3.1.

“Pre-tax Contributions Account” means, for each Member, any account established for the portion of his Account Balance attributable to Pre-tax Contributions.

“Plan” means the Johnson & Johnson Retirement Savings Plan as set forth herein, and as amended from time to time.

“Plan Administrator” means the Pension Committee of Johnson & Johnson.

“Plan Year” means, for the initial Plan Year, the period beginning March 1, 1990 and ending December 31, 1990.    All subsequent Plan Years shall be the 12-month period which begins on January 1 and which ends on December 31.

“Post-tax Contributions” means, for each Member, the contributions made by him as provided in Section 3.3.

"Post-tax Contributions Account" means, for each Member any account established for the portion of his Account Balance attributable to Post-tax Contributions.

"Rollover Contribution" means, for each Member, the contribution made by him as provided in Section 3.4.

"Rollover Contribution Account" means, for each Member, any account established for the portion of his Account Balance attributable to Rollover Contributions.

"Service for Eligibility" means the amount of service credited to an employee in accordance with Section 2.2.

“Trustee” means the corporation, individual or individuals currently acting as trustee or trustees for purposes of this Plan.

1.2    Gender. Any reference to the masculine gender shall include the feminine.

ARTICLE II. PARTICIPATION AND VESTING

2.1    Commencement or Recommencement of Employee Contributions.

(a)	Full-time Employees

All Covered Employees who are full-time salaried employees and full-time hourly employees shall be able to commence or recommence Employee Contributions on the first day of the first full payroll period of the calendar month following the employee's completion of one Year of Service for Eligibility as defined in Section 2.2(c).    Full-time and part-time status shall be determined in accordance with the personnel practices and policies of the Participating Employer.

(b)	Part-time Employees

All Covered Employees who are part-time salaried employees and part-time hourly employees shall be able to commence Employee Contributions as of the first day of the first full payroll period of the calendar month following completion of one Year of Service for Eligibility as defined in Sections 2.2(a) and (b).

(c)	Processing Time

All commencements and recommencements of Employee Contributions will be made within such time as is required by the Pension Committee to assure uniform and efficient processing (such time not to exceed sixty days) following the submission of such written request to the Johnson & Johnson Corporate Employee Relations Office as is required by the Pension Committee.

2.2    Year of Service for Eligibility

(a)
For purposes of this Plan, a part-time employee shall be credited with one Year of Service for Eligibility upon the completion of 1,000 Hours of Service for the Employer during an Anniversary Year. Anniversary Year shall mean the period of twelve consecutive months beginning with the first day of employment in which such an employee completes an Hour of Service, and any period of twelve consecutive months commencing on the anniversary of such employment date.

(b)
If a part-time employee incurs a Severance from Service and is subsequently re-employed and was not previously credited with a Year of Service for Eligibility under Paragraph (a), he shall be credited with one Year of Service for Eligibility upon the completion of 1,000 Hours of Service for the Employer during a revised Anniversary Year. Such revised Anniversary Year shall mean the period of twelve consecutive months commencing on such re-employment date, or any anniversary thereof.

(c)
Service for Eligibility for regular full-time employees is the total period of months from the date an Hour of Service is first credited by the Employer to the date of Severance from Service. If a regular full-time employee is re-employed within the twelve-month period following a severance from Service, Service for Eligibility shall be credited until the earlier of the re-employment date or the first anniversary of the date the employee is absent from employment for any reason. If a regular full-time employee is re-employed following a Severance from Service, such employee shall not forfeit any full or partial months of Service for Eligibility previously credited under this Section 2.2(c). For a regular full-time employee, twelve months of Service for Eligibility equals one Year of Service for Eligibility. Partial months are aggregated to produce full months (thirty days is deemed to be a full month in case of aggregation of partial months).

(d)
In the event that the terms of an employee's employment should change from part-time to full-time status prior to meeting the requirements of Sections 2.2 (a) or (b), such employee shall be credited with a Year of Service for Eligibility in accordance with Section 2.2(c). In the event that the terms of an employee's employment should change from full-time to part-time status prior to meeting the requirements of Section 2.2(c), such employee shall be credited with a Year of Service for Eligibility in accordance with Section 2.2(a) or (b).

2.3    Vesting     Each Member shall have at all times a 100% nonforfeitable interest in his Account Balance.

2.4
Hour of Service. An employee will be credited with Hours of Service with the Employer as computed and credited in accordance with Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"), including the following:

(a)	Each hour in which duties are performed and for which an employee is paid or entitled to payment by the Employer for the performance of such duties;

(b)	For part-time employees, each hour with respect to which back pay, irrespective to mitigation of damage, has been either awarded or agreed to by the Employer.

(c)
For an absence for a part-time employee other than an Approved Absence, each hour up to a maximum of 501 hours for which payments are due and for which an employee is directly or indirectly paid or entitled to payment by the Employer for reasons such as vacation, sickness or disability other than for the performance of duties, unless such payment is made or due under a plan maintained solely for the purpose of complying with any applicable unemployment compensation or disability insurance laws; and

(d)
A part-time employee shall also be credited with Hours of Service during an Approved Absence upon return to work. For purposes of this Section, the Hours of service credited during his period of absence shall be determined on the basis of his regularly scheduled work week or pro rata portion thereof.

2.5    Severance from Service.    A Severance from Service shall occur on the earlier of:

(a)the date the employee quits, retires, is discharged, or dies; or

(b)
the first anniversary of the first day an employee is absent from employment for any other reason. However, a Severance from service shall not occur while an employee is on an Approved Absence because of disability; or on an Approved Absence for any other reason provided the employee returns to work immediately following such Approved Absence.

2.6	Approved Absences. Approved Absence includes any authorized leave of absence approved by the Johnson & Johnson Corporate Employee Relations Office. Examples of Approved Absences include:

▪	Short term disability due to occupational or non occupational sickness or accident, and a disability as defined in the Participating Employer's long term disability income plan.

▪	personal leave or vacation.

▪	military leave.

▪	family care leave.

ARTICLE III.    CONTRIBUTIONS AND CREDITS TO ACCOUNTS OF MEMBERS

3.1
Pre-tax Contributions. Each Eligible Employee may direct the Participating Employer to make Pre-tax Contributions on his behalf. Such contributions will not be deducted from compensation excluded in the definition of Base Salary in Section 1.1. An Eligible Employee who wishes to have Pretax Contributions made on his behalf for any Plan Year shall so notify the Johnson & Johnson Corporate Employee Relations Office and shall authorize the Participating Employer to reduce his cash remuneration by the amount of the Pre-tax contribution to the Plan. The amount of Pre-tax Contributions for an Eligible Employee may be any whole percentage of the Eligible Employee's Base Salary from 3% up to 6%, inclusive, but not to exceed $7,000 per calendar year or such higher amount as permitted by applicable law or regulation.

3.2    Limitation on Elections. Elections under Section 3.1 shall be limited by the following rules:

(a)
For each Plan Year, the Average Deferral Percentage (as defined in Paragraph (b)) for Highly Compensated Eligible Employees (as defined in Paragraph (c)) shall bear to the Average Deferral Percentage for all other Eligible Employees a relationship that satisfies either of the following tests:

(1)	The Average Deferral Percentage for the group of Highly Compensated Eligible Employees is not more than the Average Deferral Percentage of all other Eligible Employees multiplied by 1.25; or

(2)
The Average Deferral Percentage for the group of Highly Compensated Eligible Employees is not more than the Average Deferral Percentage for all other Eligible Employees multiplied by 2.0, and the excess of the Average Deferral Percentage for the group of Highly Compensated Eligible Employees over that of all other Eligible Employees is not more than two percentage points.

Compliance with the foregoing rules shall be tested separately for each Participating Employer.

(b)
For purposes of Paragraph (a), the Average Deferral Percentage for a specified group of Eligible Employees of a Participating Employer for a given Plan Year shall be the average of the ratios (calculated separately for each Eligible Employee in such group) of:

(1)the amount of Pre-tax Contributions for such Eligible Employee for such Plan Year, to

(2)the Eligible Employee's Base Salary for such Plan Year.

(c)	For purposes of this Section, Highly Compensated Eligible Employee means, for any Plan Year, an Eligible

Employee whose Base Salary for such Plan Year is greater than that of two-thirds of all Eligible Employees for that Plan Year.

(d)
Compliance with the limitations described in Section 3.2(a) may be tested on a prospective basis at any time during the Plan Year. Should it be determined that the elections by Eligible Employees would otherwise cause the Pre-tax Contributions to fail both of the tests described in Section 3.2(a) for the Plan Year, the Pre tax Contributions by Highly Compensated Eligible Employees yet unmade following the prospective testing shall be reduced to the extent necessary to satisfy at least one of the tests. The reduction shall be accomplished by reducing the maximum amount of Pre-tax Contributions yet unmade following the prospective testing for such group to an adjusted annual maximum percentage that would cause one of the tests in Section 3.2(a) to be satisfied if each Highly Compensated Eligible Employee who designated a percentage greater than such adjusted annual maximum percentage had instead designated such percentage. The percentage of Pre-tax contributions for each Highly Compensated Eligible Employee shall be the lesser of the percentage otherwise applicable under Section 3.2(a) or the adjusted annual maximum percentage determined under this Paragraph. If at the end of the Plan Year being tested further adjustments are required in order to satisfy at least one of the tests described in Section

3.2(a), any reduction in the amount of allowable Pre tax Contribution, and any income attributable thereto, that is brought about by the application of this Paragraph shall automatically become a Post-tax Contribution as though it had been so designated under Section 3.3.

3.3
Post-tax Contributions. An Eligible Employee may elect to make Post-tax Contributions by payroll deduction in any amount, in 1% increments, provided that the Eligible Employee's total Post-tax contributions, including amounts deemed Post-tax Contributions pursuant to Section 3.2(d), shall not exceed 10% of his Base Salary. To the extent that such deemed Post-tax contributions should cause such Eligible Employee's total Post-tax Contributions to exceed 10% of his Base Salary, an amount equal to the excess shall be distributed to such Eligible Employee as soon as practicable. A Member's right to make Post-tax Contributions shall not be conditioned on his election to make Pre-tax Contributions.

3.4    Rollover Contributions.

(a)
Any Covered Employee, regardless of whether or not he has become a Member in the Plan pursuant to Article II, may, subject to obtaining the prior approval of the Pension committee, at any time transfer (or cause to be transferred) to the Trust Fund the total cash distribution received from another tax-qualified trust within the meaning of Section 165(a) of the Puerto Rico Income Tax Act of 1954 and, the total cash distribution received from a tax-qualified trust under Section 40l(a) of the Internal Revenue Code of 1986 if such trust is also tax-qualified trust under Section 165(a) of the Puerto Rico Income Tax Act of 1954. Such transferred amount must be in the form of cash and be the entire balance to the credit of the Covered Employee in his prior plan. No assets shall be accepted and no cash attributable to the sale of previously distributed assets shall be accepted. All such amounts must be received by the Trustee within sixty (60) days after the Covered Employee's receipt of such payment; and

(b)
The Covered Employee shall furnish the Plan Administrator with a written statement that the contribution to the Trust Fund is a rollover contribution, together with such other statements and information as may be required by the Plan Administrator in order to establish that such contribution does not contain amounts from sources other than provided above and that such rollover contribution otherwise meets the requirements of applicable laws. Acceptance by the Plan Administrator of any amount under these provisions shall not be construed as a determination of the Covered Employee's tax consequences by the Plan Administrator.

3.5    Employer Matching Contributions.

(a)
For each Eligible Employee of a Participating Employer who authorizes Pre-tax Contributions during the Plan Year, such Participating Employer will pay over to the Trustee an Employer Matching Contribution amount equal to 50% of the Eligible Employee's Pre-tax Contributions for the Plan Year. The amount of the Participating Employer's total Employer Matching contribution to be paid over to the Trustee shall be made from the current or accumulated profits of the Participating Employer. Except as may be provided in paragraph (e) of Section 3.6, such amount will then be used to purchase shares of Johnson & Johnson Stock that will then be allocated to the individual accounts of Eligible Employees.

(b)
The Employer Matching Contribution for any Plan Year shall be made at such time or times during or after the Plan Year as the Pension Committee determines, but in no event later than the end of the period (or extensions) for filing the Participating Employer's tax return for the applicable Plan Year.

3.6    Change in Employee Contributions and Investment Elections.

(a)
Subject to the provisions of Sections 3.1 through 3.3, an Eligible Employee may, by submitting to the Johnson & Johnson Corporate Employee Relations Office such prior written notice as is required by the Pension

Committee to assure uniform and efficient processing time (such notice not to exceed sixty days), change, without limit as to frequency, either (i), or (ii), following, or both jointly:

(i)	the designation of the portion of his Employee Contributions as Pre-tax Contributions and as Post-tax Contributions,

(ii)	the percentage of his Employee contributions.

Such change will be effective as soon as administratively feasible but in no event later than the first day of the first payroll period of the calendar month following the request for change.

(b)	In the event of a change in the Eligible Employee's Base Salary, the percentage of Employee Contributions then in effect shall be applied against such changed Base Salary immediately.

(c)
An Eligible Employee may, by submitting to the Johnson & Johnson Corporate Employee Relations Office such prior written notice as is required by the Pension Committee to assure uniform and efficient processing time (such notice period not to exceed sixty days), suspend his Employee Contributions as of the first day of any pay period. The Eligible Employee may resume such Employee Contributions by similar notice. An Eligible Employee may suspend Post-tax Contributions only and continue the Pre-tax Contributions or suspend Pre-tax Contributions and continue the Post-tax contributions only.

(d)
Subject to the provisions of Section 3.7, a Member may no more than twice per calendar year, by written notice to the Johnson & Johnson Corporate Employee Relations Office (such notice period not to exceed sixty days), change his or her investment allocation of his or her existing Pre-tax Contributions Account, Post-tax Contributions Account and Rollover Contributions Account, if any, such change to be effective no later than the first day of the calendar month following the request for change. A Member may also change the investment direction of future contributions to the Plan effective on the first day of the calendar month next following the request for change. A Member is entitled to only two (2) such changes in future investment elections per year. All changes in investment election must be made in multiples of five percent (5%) of the Member's interest in such investment fund from which the transfer is being made, or in the case of redirected future contributions, in five percent (5%) multiples of future contributions.

The above notwithstanding, at any time on or after the first of the month following the Member's attainment of age fifty (50), a reallocation of investment elections shall automatically apply to the Pre-tax Contributions Account, Post-tax Contributions Account, Rollover Contributions Account and any Employer Matching Contributions Account. Prior to the attainment of age fifty (50), the Employer Matching Contributions Account shall be invested in the Johnson & Johnson Common Stock Fund and shall not be affected by a change in investment allocation.

(e)
At the request of the Member and subject to the provisions of Section 3.7, a Member may, on or after the first of the month following a Member's attainment of age fifty (50), be provided with a one-time election to direct his investment election, including Employer Matching Contributions. Such election to diversify the investment of the Employer Matching Contributions is at the absolute discretion of the Member and shall not count towards the limitation on the changes in investment elections described in Section 3.6 (d).

3.7
Valuation of Accounts. As of the last day of each calendar year, and such interim dates, if any, as the Pension committee may fix, any increase or decrease in the fair market value of the Fund since the last adjustment under this Section and all net income of the Fund, excluding contributions and Rollover Contributions, during that period shall be credited to or deducted from the Account Balances of Members in the proportions that the amount of each Account Balance, prior to such credits or deductions, bears to the total of all such Account Balances. The Pension Committee shall adopt rules whereunder Members may elect to have their Pre-tax Contr1bution, Post-tax contribution and Rollover Contribution Account Balances invested in multiples of 5% in one or more investment media. Such investment media shall include, but not be limited to:

o     a Short Term Investment Fund or a Guaranteed Investment contract;
o     an Equity Fund; or
o    a Johnson & Johnson Stock Fund.

Except as provided in Section 3.6(e), all Employer Matching Contributions shall be invested in the Johnson and Johnson Stock Fund.

This Section shall apply separately to the portion of each Member's Account Balance invested in each such investment medium. The amounts to be withdrawn by any Member under Articles IV and V of the Plan shall be determined on the basis of his Account Balance as of the valuation date under this Section following the date of his Severance from Service or the receipt by the Johnson & Johnson Corporate Employee Relations Office of a written request for withdrawal, as the case may be, plus, in the case of a Total

Distribution of an account, any additional Employee Contributions and Employer Matching contributions made (without income adjustments under this Section) to such account after such valuation.

A Total Distribution, under this Section, means a benefit paid in accordance with Article IV, a withdrawal of an entire Post-tax Contributions Account in accordance with Section 5.2, and a hardship withdrawal under Section 5.4 of a Member's entire Account Balance.

3.8    Corrective Allocations

(a)
If an error is made with respect to the investment of the assets of the Fund, which results in the misstatement of the Account Balances of the Fund, such Account Balances shall be adjusted to the extent necessary to reflect the Account Balances that would have existed if no such error had been made. If such error results in a Member's Account Balance being understated, the Participating Employer may contribute to the Account of any affected Member such amounts as may be necessary to place the affected Member's Account Balance in the position that would have existed if the error had not been made. If such error causes the fair market value of the Fund to exceed what would have been the fair market value if such error had not been made, such excess value shall be credited to the Account Balances of Members who have an Account Balance as of the date of allocation, in the proportion that the amount of each such Member's Account Balance, immediately prior to such allocation, bears to the total of all such Members' Account Balances. Notwithstanding the foregoing, the Pension Committee shall direct that such excess value be allocated on a per-capita basis to such Members' Account Balances if a per-capita allocation would result in a more equitable and non-discriminatory allocation.

(b)	Any contributions or allocations made pursuant to Paragraph (a) of this Section 3.8 shall be made as soon as practicable following discovery of the error.

3.9
Forms. The Pension Committee shall determine the timing, form and manner in which all authorizations, designations, elections, or other forms of notice shall be given by employees with respect to the matters arising under the Plan, and no other timing, form or manner of communication shall be effective with respect to any such matter.

ARTICLE IV. BENEFITS ON SEVERANCE FROM SERVICE

4.1
Form of Benefit. Any Member who incurs a Severance from service for any reason except death shall be entitled to receive the entire value of his Account Balance. This amount shall be paid within sixty days following the valuation of such Account Balance in accordance with Section 3.7, except that the Member may elect to have such interest paid in approximately equal monthly, quarterly or annual installments over any period not in excess of the life expectancy of the last survivor of the Member and the Member's spouse. The minimum amount permissible as a monthly installment is $100 and the minimum amount permissible as a quarterly installment is $300. There is no minimum amount that pertains to annual installments. A Member may also elect to defer receipt of his Account Balance. If a Member elects to defer receipt of his Account Balance, he shall continue to enjoy full rights of active participation under the Plan, including, but not limited to the right to make changes in investment media, the right to make withdrawals and the right to receive hardship withdrawals. The above notwithstanding, if the value of a Member's Account balance is less than $3,500, distribution shall be made as soon as practicable following Severance from Service in a single sum payment. A Member may not elect to receive payments from this Plan in the form of an annuity for his life or for any period determined with respect thereto. Under any form of benefit described in this Section 4.1, expected benefits to the Member himself and his spouse shall be greater than that of those to his beneficiary or beneficiaries, other than his spouse.

ARTICLE V. WITHDRAWALS

5.l
Processing of Withdrawals. All withdrawals will be made within such time as is required by the Pension Committee to assure uniform and efficient processing (such time not to exceed sixty days) following the submission of such written request for withdrawal to the Johnson & Johnson Corporate Employee Relations Office on proper forms as is required by the Pension Committee.

5.2	Post-tax Contributions. If a Member has a balance in his Post-tax Contributions Account, he may withdraw any amount from that account once per calendar year, subject to the following conditions:

(a)	No withdrawal may exceed the balance in his Post-tax Contributions Account as of the valuation date on or next preceding the request for withdrawal; and

(b)	In the event of a total or partial distribution of the Post-tax Contribution Account, the investment media in which such amount is invested shall be charged on a pro-rata basis; and

(c)	all withdrawals shall be paid in cash regardless of the investment media from which the withdrawal is made.

5.3	Rollover Contributions. If a Member has a balance in his Rollover Contributions Account, he may withdraw any amount from that account once per calendar year, subject to the following conditions:

(a)	no withdrawal may exceed the balance in his Rollover Contributions Account as of the valuation date on or next preceding the request for withdrawal; and

(b)	in the event of a total or partial distribution of the Rollover Contribution Account, the investment media in which such amount is invested shall be charged on a pro-rata basis; and

(c)	all withdrawals shall be paid in cash regardless of the investment media from which the withdrawal is made.

(d)	withdrawals of Rollover Contributions shall be charged against the Member's Rollover Contribution Account in the following order:

(1)    the previously-taxed portion of his Rollover Contributions Account

(2)    the previously untaxed portion of his Rollover Contributions Account.

5.4
Hardship Withdrawals. In addition to withdrawals described in Sections 5.1 through 5.3, a Member may withdraw any amount from his Account Balance at any time as a hardship withdrawal, subject to the following rules:

(a)
Withdrawals shall only be permitted upon "extreme economic hardship". The existence of "extreme economic hardship" shall be determined by a committee appointed by the Pension committee according to the objective criteria set forth in Exhibit B attached hereto, such criteria to be applied uniformly to all Members; and

(b)	Members must first attempt to satisfy the extreme economic hardship by obtaining a commercial loan equal to the hardship need.

(c)	Hardship withdrawals shall be charged against the Member's accounts in the following order:

(1)    His Post-tax Contributions Account.

(2)    The previously taxed portion of his Rollover Contributions Account.

(3)    The previously untaxed portion of his Rollover contributions Account.

(4)    His Employer Matching Contributions Account.

(5)    His Pre-tax Contributions Account

ARTICLE VI.    DEATH BENEFITS

6.1    Beneficiary.

(a)
If a Member is married on the date of his death, the Beneficiary of such Member shall be his spouse unless the Member's spouse consents in writing not to be said Beneficiary. The spouse's consent must acknowledge the effect of such consent not to be the Member's Beneficiary and such written consent must be witnessed either by the Plan Administrator or by a notary public. The consent must be limited to a benefit for a specific alternate Beneficiary. The designation of a non-spouse Beneficiary shall be automatically revoked upon the marriage or remarriage of a Member. Notwithstanding the foregoing, this paragraph (a) shall not apply if it is established to the Plan Administrator's satisfaction that the spouse cannot be located.

(b)
Except as otherwise provided in paragraph (a), each Member shall have the right to designate, by giving a written designation to the Plan Administrator, a Beneficiary to receive any death benefit which may become payable upon the death of such Member or any installments remaining unpaid at the date of the death of the Member. Successive designations may be made, and the last designation received by the Plan Administrator prior to the death of the Member shall be effective and shall revoke all prior designations. If a designated Beneficiary shall die before the Member, his interest shall terminate, and, unless otherwise provided in the Member's designation, such interest shall be paid in equal shares to those Beneficiaries, if any, who survive the Member. Except as otherwise provided in paragraph (a), the Member shall have the right to revoke the designation of any Beneficiary without the consent of the Beneficiary.

(c)	If a Member shall fail to designate a Beneficiary, if such designation shall for any reason be illegal or ineffective or if no Beneficiary shall survive the Member, his death benefits shall be paid:

(1)    To his surviving spouse;

(2)    If there is no surviving spouse, to his descendants (including legally adopted children and their descendants) per stirpes;

(3)    If there is neither a surviving spouse nor surviving descendants, to his surviving parents;

(4)    If there is neither a surviving spouse nor surviving descendants or parents to his surviving brothers or sisters, or

(5)    If there is neither a surviving spouse nor surviving descendants, parents, brothers or sisters, to the executor or other personal representative of the Member to be distributed in accordance with the Participant's will or applicable law.

(d)
The Plan Administrator may determine the identity of the distributees and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate or other paper believed by it to be genuine, and upon any evidence believed by it to be sufficient.

6.2
Form of Payment. Payment under Section 6.1 shall be made in the form of a lump sum cash payment as soon as practical following the valuation date specified in Section 6.3. Notwithstanding the foregoing, if the Member's sole beneficiary is the surviving spouse such surviving spouse may elect to begin receiving installment payments in the manner described in Section 4.1 over a period not to exceed such Beneficiary's life expectancy.

6.3	Valuation Date. Payment under this Article will be determined with reference to the valuation date next following the date of notification of death.

ARTICLE VII. ADMINISTRATION

7.1
General. The Pension Committee, through a designated administrator, establishes and maintains records and calculates benefits under this Plan according to uniformly applied procedures established and updated from time to time. Such designated administrator shall have exclusive authority to decide claims under the Plan, and the Pension Committee has exclusive authority to review and resolve any appeal of a denied claim. In the case of an appeal, the decision of the Pension Committee shall be final and binding to the full extent permitted under applicable law, unless and to the extent that the claimant subsequently proves that a decision was an abuse of discretion. The Pension Committee shall communicate the claims and appeal procedures to all Eligible Employees and their beneficiaries.

The Pension Committee may employ such counsel and agents in such clerical, medical, accounting and other services as it may require in carrying out the provisions of the Plan. To the extent not paid by the Employer, administrative expenses incurred during the operation of the Plan shall be paid from the assets of the Plan.

7.2
Qualified Domestic Relations Orders. The Pension Committee shall establish reasonable procedures to determine if any judgement, decree or order (including an approval of a property settlement agreement) that relates to the provision of child support, alimony payments or marital property rights to an "alternate payee" under a domestic relations law, including a community property law, is a Qualified Domestic Relations Order. Such procedures must be in writing, must provide for the prompt notification of each person specified in the order as being entitled to payment of benefits under the Plan and must permit an alternate payee to designate a representative for receipt of copies of notices that are sent to the alternative payee with respect to a domestic relations order.

7.3
Non-Alienation. A Member or designated beneficiary does not have the right to assign, hypothecate, encumber, commute or anticipate his interest in any payments under this Plan. Payments are not subject in any way to legal process to levy upon or attach for payment of any claim against any Member or designated beneficiary.

7.4
Facility of Payment. If the Pension committee deems any person incapable of receiving benefits to which he is entitled by reason of minority, illness, infirmity, or other incapacity, it may direct that payment be made directly for the benefit of such person or to any person selected by the Pension Committee to disburse it, whose receipt shall be complete acquittance therefore. Such payments shall, to the extent thereof, discharge all liability of the Plan, the Pension Committee, the Employer, and the party making the payment.

7.5
Payments. Except for amounts invested in Johnson & Johnson stock, benefits attributable to the values in all investment funds shall be paid in cash. Benefits attributable to Johnson & Johnson Stock, if any, shall be paid either in cash or by delivery, in kind, of Johnson & Johnson Stock, with cash being distributed in lieu of any fraction of a Share thereof. The determination of cash or in kind distribution from the Johnson & Johnson Stock fund shall be based upon a request from a Member and approved by the Pension committee. Where no designation has been made by the Member, the form of distribution shall be cash. The number of Johnson & Johnson shares for distribution shall be determined and fixed on the valuation date in accordance with Section 3.7. When Johnson & Johnson stock is to be distributed, the transfer to the ownership of the Member or beneficiary shall take place as soon as administratively practicable and until such transfer has been completed the Member or beneficiary shall not participate in any dividends or capital gains distributions.

7.6
Voting of Employer Shares. The Trustee shall vote shares of Johnson & Johnson Stock attributable to the proportionate value in each Member's account in accordance with directions of each Member to whose account such proportionate value has been credited to the extent of his whole share interest therein. For purposes of determining the number of shares to be voted, the Trustee shall use the nearest practicable valuation date as determined by the Pension Committee in conjunction with the record date for proxy solicitation by the Employer.

7.7
Mergers or Transfers. In the event of the merger or consolidation with, or transfer of assets or liabilities to any other plan, each Member will receive a benefit immediately after that event which is at least equal to the benefit that the Member would have been entitled to receive immediately before the merger, consolidation or transfer, as if the Plan then terminated.

ARTICLE VIII. FINANCING

8.1
Funding Agents. To carry out the provisions of this Plan, Johnson & Johnson, through the Pension Committee, will enter into agreements with funding agents to maintain custody of the funds which arise from Employee Contributions and Employer Matching Contributions made under this Plan. Johnson & Johnson, through the Pension Committee, in its sole and absolute discretion, reserves the right at any time and from time to time to change these arrangements:

(a)	to designate a successor or additional funding agents;

(b)	to make, or to agree to amendments to agreements needed to carry out this Plan;

(c)	to provide for the payment thereafter of any portion of the contribution by the Member and by the Employer to such funding agent(s);

(d)	wherever provided for under an agreement, to require a funding agent(s) to transfer funds arising from contributions under the Plan to another funding agent;

(e)	to direct the funding agent(s) as to the investment of the funds in their control, in whole or in part; and

(f)	to direct a Trustee to carry out any of the powers described in this Section.

ARTICLE IX. RESPONSIBILITIES AND LAWS

9.1     Fiduciaries.

(a)	Named Fiduciary. The Pension Committee of Johnson & Johnson (herein called the Pension Committee) is the Named Fiduciary of this Plan.

(b)
Powers - General. The Named Fiduciary shall control and manage the operation and administration of the Plan, and may designate persons to assist in carrying out fiduciary duties, and can allocate responsibility for the operation and administration of this Plan.

The Pension Committee has the sole authority to:

(1)     make any amendment to the Plan;

(2)    appoint and remove any Trustee of a trust of this Plan;

(3)
establish, amend, terminate, merge, divide or combine (in whole or in part) any trust of this Plan, provided that there shall at all times be at least one trust except for such periods as all benefits of this Plan are funded through insurance contracts or are held by an insurance company;

(4)	establish funding policies and methods consistent with the objectives of the Plan and the requirements of the Employee Retirement Income Security Act of 1974;

(5)	purchase insurance policies or contracts to provide all or any part of the benefits contemplated by this Plan;

(6)	enter this Plan into investment contracts with an insurance company pursuant to which said insurance company holds the assets of this Plan for investment;

(7)	direct the Trustee of this Plan to make investments on behalf of this Plan or to transfer part or all of the assets of this plan to any other Trustee of a trust or trusts of this Plan;

(8)	interpret the provisions of this Plan;

(9)
insure compliance with the Puerto Rico Income Tax Act of 1954, as amended, and Title I of the Employee Retirement Income Security Act of 1974, as amended, and governmental regulations issued thereunder for this Plan;

(10)	delegate its authority established hereunder;

(11)	appoint persons or committees to assist it to perform its duties hereunder;

(12)	retain, dismiss and consult with whatever advisors, attorneys, accountants, actuaries, etc. that may be required to perform its duties hereunder.

(c)	Investment of Plan Assets

The Trustee shall have exclusive responsibility for investment of the assets of the trust which such Trustee administers unless the Pension Committee shall either:

i)	allocate control and management of all or any portion of the trust assets to an investment manager, or

ii)	notify the Trustee that the Pension Committee shall direct the Trustee in the investment of all or any portion of the Trust.

If the Pension Committee appoints an investment manager pursuant to the foregoing, such investment manager shall acknowledge in writing its appointment as a Plan Fiduciary hereof, and shall serve until a proper resignation is received by the Pension Committee, or until it is removed or replaced by the Pension Committee.

An investment manager shall have sole investment responsibility for the portion of the trust assets which it has been appointed to manage, and no other Plan Fiduciary or any Trustee shall have responsibility for the investment of any such assets, or liability for any loss to or diminution in value of such trust assets resulting from any action directed, taken or omitted by an investment manager. The Employer, Trustee and the Pension Committee, if acting in accordance with the directions of the investment manager, shall be under no duty to question such direction.

If the Pension Committee notifies the Trustee that the Pension Committee will direct the Trustee in the investment of all or any portion of the trust, the Trustee shall be subject to proper directions of the Pension Committee, which are made in accordance with the terms of the plan and which are not contrary to the provisions of Title I of the Employee Retirement Income Security Act of 1974. The Trustee shall be fully protected in acting in accordance with each such direction.

No other Plan Fiduciary shall have any responsibility for the investment of any asset of the trust, the direction of which is given to the Pension Committee, or liability for any loss to or diminution in value of such trust resulting from any action taken or omitted by the Trustee in accordance with any such direction.

The Trustees hereunder may invest in Qualifying Employer Securities (as that is defined in Section 407(d) of the Employee Retirement Income Security Act of 1974 (ERISA)) without regard to the percentage of fair market value of the Trust Fund or any Member's account represented by such investment, including up to 100% of such fair market value.

9.2
Limitation of Responsibility. The establishment of the Plan, any modification to it, and the payment of any benefits under its terms shall not be construed as giving to any Member or any other person any legal or equitable right (except as provided in the Plan) against a Participating Employer or Johnson & Johnson or any of their officers or employees or the Pension Committee. In no event are the terms of employment of any Covered Employee modified or in any way affected by this Plan.

9.3
Laws to Govern. The provisions of this Plan are construed, administered and enforced according to the Laws of the Commonwealth of Puerto Rico, to the extent not superceded by the Employee Retirement Income Security Act of 1974. The provisions of Puerto Rico law apply unless contrary to the laws of any other entity having primary jurisdiction.

9.4
Protection of Funds. The funds accumulated in this Plan are for the exclusive benefit of Members or their beneficiaries. No funds may revert to the Employer prior to the satisfaction of all liabilities under this Plan. However, Employer Matching Contributions may be returned to the Employer under the following circumstances:

(a)
If the Commonwealth of Puerto Rico determines that all or any portion of such contribution is not deductible, the amount determined to be nondeductible shall be returned to the Employer if the Pension Committee so directs, provided that such repayment may only be made within one year of the disallowance of the deduction.

(b)	Such contribution made by the Employer under a mistake of fact shall be returned to the Employer if the Pension Committee so directs within one year after the payment of the contribution.

ARTICLE X. AMENDMENT AND DISCONTINUANCE OF PLAN.

Johnson & Johnson, through the Pension Committee, reserves the right at any time to amend, modify, suspend or discontinue the Plan in whole or in part. Any such action shall not adversely affect the rights of Members up to the date of such action. Upon termination, partial termination or a complete discontinuance of contributions, all Members will be fully vested in their Account Balance.

Exhibit A

THE JOHNSON & JOHNSON
RETIREMENT SAVINGS PLAN

ADOPTING EMPLOYERS AS OF MARCH 1, 1990

Arbrook Manufacturing Corporation
Cilag Caribbean (a division of Johnson & Johnson International) Ethicon, Co.
Iolab Inc. Janssen, Inc.
Janssen Products, Inc.
Johnson & Johnson Baby Products, Inc.
Johnson & Johnson Dental Care Company (P.R.), Inc. Johnson & Johnson Hemisferica S.A.
Las Piedras Container Company
Lifescan (P.R.) Inc. McNeil Consumer, Inc.
McNeil Consumer Products (P.R.) Inc.
McNeil Pharmaceutical Co.
McNeil Pharmaceutical (P.R.) Co. Ortho Biologics Inc.
Ortho Pharmaceuticals, Inc. Surgikos (P.R.) Inc.

Exhibit B

ACCEPTABLE REASONS FOR HARDSHIP WITHDRAWALS

o	medical expenses (not paid by insurance) for the employee, the employee's spouse, or any eligible dependent of the employee.

o	the purchase of a principal residence for the employee (mortgage payments are not included).

o
payment of tuition (for the next semester or quarter) for college or graduate school for an employee, an employee's spouse, children or dependents (room and board and other similar expenses are not included).

o	to prevent the eviction of the employee from a principal residence or foreclosure on the mortgage of the employee's principal residence.

o
emergency expenses necessary for an employee to continue to earn employment income such as repairs to an automobile if the automobile is essential for the employee to earn employment income and no other alternative form of transportation is available (purchase of a new or used car would be excluded).

o
payments an employee must make as a result of a court judgment or lien which causes the employee to suffer severe financial hardship and not be able to provide shelter and support for the employee's family. (Past due commercial bills or other debts for which legal collection proceedings have not begun will not qualify as an acceptable hardship need).

o	emergency expenses for repairs to an employee's principal residence which are necessary to make the home safe and habitable (some examples would be a new roof, furnace, or water heater).

o    funeral expenses of an immediate family member.

o	legal fees to defend an employee or a member of the employee's immediate family during criminal proceedings.

o	to alleviate a severe financial burden which would otherwise cause an employee and the employee's immediate family to suffer present or impending bankruptcy or financial collapse.

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